Exhibit 99.1
For investor information contact:
Heidi Flannery, Investor Relations
(510) 743-1718
investor@volterra.com
Volterra Announces Appointment of Broadcom Executive Vahid Manian to its Board of Directors
FREMONT, Calif., November 15, 2007 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that Vahid Manian, Senior Vice President, Global Manufacturing Operations of Broadcom Corporation (Nasdaq: BRCM) has been appointed to its Board of Directors and its Nominating and Corporate Governance Committee, effective November 14, 2007. Mr. Manian will fill the vacancies created by the departure of Alan King, who announced his retirement from Volterra’s Board and Nominating and Corporate Governance Committee, effective November 14, 2007.
As a senior executive at Broadcom, a global leader in semiconductors for wired and wireless communications, Mr. Manian has been responsible for all of Broadcom’s manufacturing activities, including foundry operations and process technology direction. Mr. Manian joined Broadcom in January 1996 as Director of Operations and became Vice President of Manufacturing Operations in December 1997.
“We are thrilled to be able to add someone of Vahid’s stature to our Board,” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “We believe Vahid’s extensive semiconductor experience, particularly in the areas of operations organization and manufacturing strategy, will allow him to provide valuable guidance to Volterra.”
Regarding Mr. King’s resignation, Mr. Staszak added, “Our excitement over Vahid’s decision to join our Board is only tempered by our sadness from Alan’s decision to step down as a director. Alan has been a valuable member of Volterra’s organization over the past 11 years, in his role as a director and previously as our Chief Executive Officer, and he has played an integral part in creating the foundation for our past and future successes. We offer him our deepest thanks for his contributions over the years.
Mr. King had served as Chairman of Volterra’s Board of Directors since October 1997, recently stepping down from such position in August 2007, while continuing to serve as a member of the Board. At that time, the Board of Directors appointed Chris Paisley to serve as Volterra’s Chairman.

About Volterra Semiconductor Corporation
Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.
Forward-Looking Statements:
This press release contains forward-looking statements based on current expectations of Volterra. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Volterra undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.